Exhibit 99.1

USA Compression Partners, LP Prices Initial Public Offering of Common Units

Austin, Texas (January 14, 2013) - USA Compression Partners, LP (“USA Compression”) announced today the pricing of its initial public offering of 11,000,000 common units at $18.00 per unit.  The common units are expected to begin trading on the New York Stock Exchange on January 15, 2013 under the ticker symbol “USAC.”  The underwriters have been granted a 30-day option to purchase from USA Compression up to an additional 1,650,000 common units, at the initial public offering price.  The offering is expected to close on or about January 18, 2013, subject to customary closing conditions.

USA Compression intends to use the net proceeds from the offering, including the net proceeds from any exercise of the underwriters’ option to purchase additional common units, to repay indebtedness under USA Compression’s revolving credit facility.  Barclays Capital Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering, with Raymond James & Associates, Inc., RBC Capital Markets, LLC, UBS Securities LLC and Evercore Group L.L.C. acting as co-managers.

The offering of these securities is being made only by means of a prospectus, copies of which may be obtained from the offices of:

Barclays Capital Inc. c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, New York 11717 Telephone: 888-603-5847 Email: barclaysprospectus@broadridge.com	Goldman, Sachs & Co. Attention: Prospectus Department 200 West Street New York, New York 10282 Telephone: 866-471-2526 Email: prospectus-ny@ny.email.gs.com

J.P. Morgan Securities LLC c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, New York 11717 Telephone: 866-803-9204	Wells Fargo Securities, LLC Attention: Equity Syndicate Department 375 Park Avenue New York, New York 10152 Telephone: 800-326-5897 Email: cmclientsupport@wellsfargo.com

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission (the “SEC”). The registration statement is available on the SEC’s website at http://www.sec.gov under the registrant’s name, “USA Compression Partners, LP.” This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements,” which are any statements that do not relate strictly to historical facts. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the SEC in connection with our initial public offering. The risk factors and other factors noted in our prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

Contact:

Greg Holloway, USA Compression, 512-473-2662